EXHIBIT 10.61

AMENDMENT NO. 2

TO THE

KAR AUCTION SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, KAR Auction Services, Inc. (the “Company”) maintains the KAR Auction Services, Inc. Employee Stock Purchase Plan (the “Plan”);

WHEREAS, the Company desires to amend the Plan as set forth below;

NOW, THEREFORE, the Plan is hereby amended, effective April 1, 2010, as follows:

1.	The paragraph of Section 1.2 beginning the words “Exercise Date” is amended by adding to the end thereof the following sentence:

The Exercise Date constitutes the “date of grant of the option” for purposes of Section 423 of the Code.

2.	Section 3.3 is replaced in its entirety by the following:

Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if, immediately after the grant, such Employee’s right to purchase Common Stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any related company would accrue at a rate which exceeds $25,000 in Fair Market Value of such Common Stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

KAR AUCTION SERVICES, INC.

/S/ JAMES P. HALLETT
By:	James P. Hallett
Title:	Chief Executive Officer